Exhibit 99.1

For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO PHARMACEUTICALS REPORTS

STRONG FOURTH QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS:

PROVIDES 2010 FINANCIAL GUIDANCE

•	Company reports record revenues and strong earnings: total quarterly revenues increase 13 percent versus prior year

•	Full year revenues increase 16 percent versus prior year

•	Company issues 2010 guidance for revenue of $1.55 to $1.60 billion, GAAP EPS of $2.40 to $2.45 and adjusted diluted EPS of $3.15 to $3.20 reflecting diversified growth in core operations

CHADDS FORD, Pa., Feb. 22, 2010 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported financial results for the fourth quarter and full-year 2009.

Total revenues during the fourth quarter of 2009 increased 13 percent to $391 million, compared with $347 million in the same quarter of 2008. Net income for the three months ended December 31, 2009 was $148 million, compared with $73 million in the comparable 2008 period. As detailed in the supplemental financial information below, adjusted net income for the three months ended December 31, 2009, was $95 million, compared with $86 million in the same period in 2008. Reported diluted earnings per share for the quarter ended December 31, 2009, were $1.25 compared with $0.62 in the fourth quarter of 2008. Adjusted diluted earnings per share for the same period were $0.81, compared with $0.74 reported in 2008.

Total revenues for the year were $1.46 billion, compared with $1.26 billion in the comparable 2008 period. Reported diluted earnings per share for the year ended December 31, 2009, were $2.27, compared with $2.06 in the comparable period of 2008. Full-year adjusted diluted earnings per share were $2.84, compared with $2.47 reported in 2008.

($ in thousands, except per share amounts)
	4th Quarter			Total Year
	2009	2008	Change	2009	2008	Change
Total Revenues	$391,406	$347,336	13%	$1,460,841	$1,260,536	16%
Reported Net Income	147,848	72,686	103%	266,336	255,336	4%
Reported Diluted EPS	1.25	0.62	102%	2.27	2.06	10%
Adjusted Net Income	95,147	86,103	11%	334,288	305,741	9%
Adjusted Diluted EPS	$0.81	$0.74	9%	$2.84	$2.47	15%

“We had an excellent year with record revenues and earnings,” said Dave Holveck, president and CEO of Endo. “Not only did we continue to build a strong base business, we also expanded our therapeutic focus beyond pain into urology and oncology. We have committed ourselves to an aggressive growth strategy and in 2010 we will continue to pursue our strategy of diversifying the company through a combination of new product or company acquisitions, new promotional investments and strategies to drive additional growth from our commercial portfolio, and further investment in our R&D pipeline.”

2010 Financial Guidance

Endo estimates 2010 revenues to be between $1.55 billion and $1.60 billion, Reported (GAAP) diluted earnings per share to be between $2.40 and $2.45 and adjusted diluted earnings per share to be between $3.15 and $3.20. A full detail of the projected 2010 adjusted earnings per share is provided below, and is subject to certain assumptions as set forth below. The company’s guidance for reported (GAAP) earnings per share does not include any estimates for potential future changes in the fair value of contingent consideration or for potential new business development transactions. These items could have a significant impact on the actual reported diluted earnings per share in the future. A reconciliation of GAAP to non-GAAP results is attached to this press release.

Fourth Quarter 2009 Financial Results

The fourth quarter benefitted from solid contributions across both the branded and generic components of our business. Branded drug sales rose 11% year-over-year, reflecting strong growth by key products in pain, urology and oncology. Revenues from our generics business grew 21%, reflecting an increase in market share for Endocet, in particular, versus the fourth quarter of 2008. The quarter also benefited from a reduction in the company’s adjusted effective tax rate, reflecting a state tax rate reduction in a key jurisdiction as well as incremental tax benefits from the company’s acquisition and integration of Indevus Pharmaceuticals. This lower adjusted effective tax rate is expected to continue into 2010 and beyond. The company’s core operations generated nearly $300 million in cash flow from operations this year, most of which was redeployed in acquiring our new platform in urology and oncology. Our new products are performing better than anticipated, with attractive growth in SUPPRELIN® LA and a strong start to our recently launched bladder cancer drug, VALSTAR®.

Reported or GAAP earnings reflect a net pre-tax gain of $60 million related to purchase accounting considerations associated with AVEEDTM, our injectable testosterone product, currently in registration with the FDA. As previously announced, in December, we received a complete response letter from the FDA with respect to our NDA for this product. This letter, in turn, triggered a review for asset impairment. Significant regulatory uncertainty currently exists with respect to the timing, label and regulatory path forward for this compound. While we believe that AVEED could ultimately be approved and commercialized in the US, we recorded a $65 million, non-cash impairment charge reflecting these heightened uncertainties. Offsetting this charge is a gain of $125 million, reflecting a reduction in the liability on our balance sheet associated with contingent consideration payable to former Indevus shareholders, under certain circumstances. The gain reflects our assessment of the decreased probability that we will be obligated to pay this contingent consideration within the specified, two-year contractual timeframe.

Selected Product Review

PAIN PRODUCTS

LIDODERM®: For the quarter ended Dec. 31, 2009, net sales of LIDODERM were $204 million, compared with $205 million reported in the same period a year ago. For the year end, net sales of LIDODERM were relatively flat at $764 million, compared with $765 million in the same period a year ago. The company expects low single-digit growth for Lidoderm in 2010.

On Feb. 19, 2010, Endo and the holders of the LIDODERM new drug application and relevant patent, Teikoku Seiyaku Co., Ltd. and Teikoku Pharma USA, Inc., filed a lawsuit against Watson Laboratories, Inc. in the United States District Court for the District of Delaware in connection with Watson’s Abbreviated New Drug Application (ANDA) for a generic version of LIDODERM. The lawsuit is in response to a Paragraph IV Certification Notice that advised that Watson had submitted to the FDA an ANDA seeking approval to market a generic version of LIDODERM. The lawsuit against Watson alleges infringement of Orange Book-listed U.S. Patent No. 5,827,529 that covers the LIDODERM formulation and expires in October 2015. Endo intends to vigorously defend LIDODERM’s intellectual property rights and pursue all available legal and regulatory pathways in defense of LIDODERM.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 22 percent to $64 million for the fourth quarter 2009, compared with $52 million in the same period a year ago. Full year combined net sales for the OPANA franchise increased 28 percent to $231 million, compared with $180 million in the same period a year ago.

FROVA®: Net sales of FROVA were $15 million for the three months ended Dec. 31, 2009, compared with $17 million for the same period in 2008. Net sales of FROVA were $58 million for the years ended Dec. 31, 2009 and 2008.

Voltaren® Gel: Fourth-quarter 2009 net sales of Voltaren Gel were $21 million, compared with $12 million for the same period in 2008. Full year net sales of Voltaren Gel were $79 million, compared with $24 million for the same period in 2008.

ONCOLOGY/ENDOCRINOLOGY PRODUCTS

SUPPRELIN® LA: Net Sales of SUPPRELIN LA for the fourth quarter were $10 million. For the period from the acquisition date of Indevus until Dec. 31, 2009, net sales of SUPPRELIN LA were $28 million.

VANTAS®: Net Sales of VANTAS for the fourth quarter were $6 million. For the period from the acquisition date of Indevus until Dec. 31, 2009, net sales of VANTAS were $20 million.

VALSTARTM: Net Sales of VALSTAR for the fourth quarter and the year ended Dec. 31, 2009 were $3 million. We re-launched VALSTAR in September 2009. VALSTAR is the only FDA-approved intravesical therapy for patients with Bacille Calmette-Guérin (BCG)-refractory carcinoma in situ (CIS) of the urinary bladder for whom immediate removal of the bladder would be associated with unacceptable medical risks. VALSTAR has provided a new treatment option for these patients who may otherwise have exhausted all other FDA-approved treatment alternatives, including BCG.

OTHER BRANDED PRODUCTS

For the fourth quarter of 2009, net sales of other branded products were $5 million, compared with $3 million in the same period in 2008. For the year ended Dec. 31, 2009, net sales of other branded products were $17 million, compared with $11 million in the same period in 2008.

GENERIC AND NON-PROMOTED PRODUCTS

For the fourth quarter of 2009, net sales from the company’s generic products were $29 million, compared with $24 million in the same period in 2008. For the year ended Dec. 31, 2009, net sales from the company’s generic products were $125 million, compared with $92 million in the same period in 2008. Market conditions have now essentially normalized for these products. Net sales of Percocet® were $31 million for the three months ended Dec. 31, 2009, compared with net sales of Percocet® in the same period in 2008 of $33 million. Net sales of Percocet® were $127 million for the year ended Dec. 31, 2009, comparable to $130 million in the same period in 2008.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 10:30 a.m. ET. Investors and other interested parties may call 866-383-7998 (domestic) or 617-597-5329 (international) and enter passcode 29775823. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from February 22 at 12:30 p.m. ET until 12:00 a.m. ET on March 1 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 81492482.

A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on March 1. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the three months ended Dec. 31, 2009 and Dec. 31, 2008 (Certain prior period amounts have been adjusted to reflect the retrospective adoption of accounting guidance pursuant to ASC 470-20: Debt With Conversion and Other Options (formerly referred to as FSP APB 14-1) and to conform to the current period presentation) (in thousands, except per share data):

Three Months Ended Dec. 31, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted

Total Revenues	$391,406	$			$391,406

Costs and expenses:
Cost of revenues	99,673		(19,339	)(1)	80,334
Selling, general and administrative	145,003		—		145,003
Research and development	48,705		(15,979	)(2)	32,726
Impairment of intangibles	69,000		(69,000	)(3)	—
Acquisition-related items	(134,303)		134,303	(4)	—

Operating income	163,328		(29,985)		133,343

Interest (income) expense, net	9,505		(4,020	)(5)	5,485
Other (income) expense, net	(1,725)		1,555	(6)	(170)

Income before income taxes	155,548		(27,520)		128,028
Income taxes	7,700		25,181	(7)	32,881

Net income	$147,848		$(52,701)		$95,147

Diluted earnings per share	$1.25				$0.81
Diluted weighted average shares	117,859				117,859

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $19,217 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $122.
(2)	To exclude upfront and milestone payments to partners.
(3)	To exclude the impairment of AVEED and PRO2000 for $65,000 and $4,000, respectively.
(4)	To exclude Indevus transaction and separation cost reversals of ($2,973) as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of ($131,330).
(5)	To exclude additional interest expense as a result of adopting ASC 470-20 of $4,114 and to exclude amortization of the premium on debt acquired from Indevus of ($94).
(6)	To exclude changes in fair value of financial instruments, net.
(7)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

Three Months Ended Dec. 31, 2008 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted

Total Revenues	$347,336	$			$347,336

Costs and expenses:
Cost of revenues	76,681		(8,877	)(1)	67,804
Selling, general and administrative	130,288		—		130,288
Research and development	27,967		(6,910	)(2)	21,057
Purchased in-process research & development	(530)		530	(3)	—

Operating income	112,930		15,257		128,187

Interest (income) expense, net	2,185		(3,752	)(4)	(1,567)
Other (income) expense, net	2,588		(3,320	)(5)	(732)

Income before income taxes	108,157		22,329		130,486
Income taxes	35,471		8,912	(6)	44,383

Net income	$72,686		$13,417		$86,103

Diluted earnings per share	$0.62				$0.74
Diluted weighted average shares	116,894				116,894

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude upfront and milestone payments to partners.
(3)	To exclude purchased in-process research and development.
(4)	To exclude additional interest expense as a result of adopting ASC 470-20.
(5)	To exclude changes in fair value of financial instruments, net.
(6)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

The following tables provide a reconciliation of our reported (GAAP) statements of operations to our adjusted statements of operations for each of the year ended Dec. 31, 2009 and Dec. 31, 2008 (Certain prior period amounts have been adjusted to reflect the retrospective adoption of accounting guidance pursuant to ASC 470-20: Debt With Conversion and Other Options (formerly referred to as FSP APB 14-1) and to conform to the current period presentation) (in thousands, except per share data):

Year Ended Dec. 31, 2009 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted

Total Revenues	$1,460,841	$			$1,460,841

Costs and expenses:
Cost of revenues	375,058		(74,199	)(1)	300,859
Selling, general and administrative	534,523		(2,549	)(2)	531,974
Research and development	185,317		(77,099	)(3)	108,218
Impairment of intangibles	69,000		(69,000	)(4)	—
Acquisition-related items	(93,081)		93,081	(5)	—

Operating income	390,024		129,766		519,790

Interest (income) expense, net	37,718		(14,719	)(6)	22,999
Other (income) expense, net	(3,329)		3,560	(7)	231
Gain on extinguishment of debt	(4,025)		4,025	(8)	—

Income before income taxes	359,660		136,900		496,560
Income taxes	93,324		68,948	(9)	162,272

Net income	$266,336		$67,952		$334,288

Diluted earnings per share	$2.27				$2.84
Diluted weighted average shares	117,515				117,515

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products of $62,931 and the impact of an Indevus inventory step-up recorded as part of acquisition accounting of $11,268.
(2)	To exclude certain separation payments.
(3)	To exclude upfront and milestone payments to partners.
(4)	To exclude the impairment of AVEED and PRO2000 for $65,000 and $4,000, respectively.
(5)	To exclude Indevus transaction and separation costs of $35,009 as well as the impact, under purchase accounting, of a gain recorded to reflect the change in the company’s current estimate of fair value, in accordance with GAAP, of the contingent consideration associated with the Indevus acquisition of ($128,090).
(6)	To exclude additional interest expense as a result of adopting ASC 470-20 of $15,781 and to exclude the amortization of the premium on debt acquired from Indevus of ($1,062).
(7)	To exclude changes in fair value of financial instruments, net.
(8)	To exclude a gain on the extinguishment of a portion of the debt acquired from Indevus of $4,025.
(9)	To reflect the cash tax savings resulting from the Indevus acquisition and the tax effect of the pre-tax adjustments above at applicable tax rates.

Year Ended Dec. 31, 2008 (unaudited)	Actual Reported (GAAP)	Adjustments			Adjusted

Total Revenues	$1,260,536	$			$1,260,536

Costs and expenses:
Cost of revenues	267,235		(30,821	)(1)	236,414
Selling, general and administrative	488,063		(12,481	)(2)	475,582
Research and development	110,211		(17,401	)(3)	92,810
Impairment of other intangibles	8,083		(8,083	)(4)	—
Purchased in-process research & development	(530)		530	(5)	—

Operating income	387,474		68,256		455,730

Interest (income) expense, net	(6,107)		(10,372	)(6)	(16,479)
Other (income) expense, net	1,753		(3,320	)(7)	(1,567)

Income before income taxes	391,828		81,948		473,776
Income taxes	136,492		31,543	(8)	168,035

Net income	$255,336		$50,405		$305,741

Diluted earnings per share	$2.06				$2.47
Diluted weighted average shares	123,720				123,720

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude separation costs of $10,459, impairment of long-lived assets of $1,482 and contract termination costs of $540.
(3)	To exclude upfront and milestone payments to partners of $8,910, separation costs of $825, impairment of long lived assets of $3,115 and contract termination costs of $4,551.
(4)	To exclude impairment of other intangibles.
(5)	To exclude purchased in-process research and development.
(6)	To exclude additional interest expense as a result of adopting ASC 470-20.
(7)	To exclude changes in fair value of financial instruments, net.
(8)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

	Year Ending Dec. 31, 2010
Projected GAAP diluted income per common share	$2.40	To	$2.45
Upfront and milestone payments to partners	$0.12		$0.12
Amortization of commercial intangible assets	$0.59		$0.59
Interest expense adjustment for ASC 470-20 and the amortization of the premium on debt acquired from Indevus	$0.15		$0.15
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus acquisition	$(0.11)		$(0.11)
Diluted adjusted income per common share guidance	$3.15	To	$3.20

The company’s guidance is being issued based on certain assumptions including:

•	Adjusted effective tax rate of approximately 33% in 2010.

•	Certain of the above amounts are based on estimates and there can be no assurance that Endo will achieve these results.

•	Includes all completed business development transactions as of Dec. 31, 2009.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, prostate cancer, bladder cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; Voltaren® Gel, which is owned and licensed by Novartis AG, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees; VANTAS® for the palliative treatment of advanced prostate cancer; SUPPRELIN® LA for the treatment of early onset puberty in children; and VALSTAR™ for the treatment of BCG-refractory carcinoma in situ (CIS) of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable medical risks. The company markets its branded pharmaceutical products to physicians in pain management, urology, endocrinology, oncology, neurology, surgery and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

(Tables Attached)

The following tables present Endo’s unaudited Total Revenues for the three months ended Dec. 31, 2009 and Dec. 31, 2008:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Three Months Ended December 31,
	2009	2008	Growth

LIDODERM®	$203,852	$205,385	(1)%

OPANA® ER and OPANA®	63,753	52,258	22%

PERCOCET®	30,696	33,413	(8)%

Voltaren® Gel	21,431	12,495	72%

FROVA®	15,445	16,770	(8)%

SUPPRELIN® LA	9,731	—	NM

VANTAS®	5,956	—	NM

VALSTARTM	3,356	—	NM

Other Brands	5,259	2,873	83%

Total Brands	$359,479	$323,194	11%

Total Generics	$29,126	$24,142	21%

Total Royalty and Other Revenue	$2,801	$—	NM

Total Revenues	$391,406	$347,336	13%

The following tables present Endo’s unaudited Total Revenues for the years ended Dec. 31, 2009 and Dec. 31, 2008:

Endo Pharmaceuticals Holdings Inc.

Total Revenues (unaudited)

(in thousands)

	Year Ended December 31,
	2009	2008	Growth

LIDODERM®	$763,698	$765,097	0%

OPANA® ER and OPANA®	230,631	180,429	28%

PERCOCET®	127,090	129,966	(2)%

Voltaren® Gel	78,868	23,791	232%

FROVA®	57,924	58,017	0%

SUPPRELIN® LA	27,822	—	NM

VANTAS®	20,002	—	NM

VALSTARTM	3,356	—	NM

Other Brands	17,455	10,904	60%

Total Brands	$1,326,846	$1,168,204	14%

Total Generics	$124,731	$92,332	35%

Total Royalty and Other Revenue	$9,264	$—	NM

Total Revenues	$1,460,841	$1,260,536	16%

The following table presents Endo’s unaudited condensed consolidated cash flow data for the year ended Dec. 31, 2009 and Dec. 31, 2008:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Year Ended Dec. 31,
	2009	2008

Net cash provided by operating activities	$295,406	$355,627

Net cash (used in) provided by investing activities	(245,509)	179,807

Net cash used in financing activities	(117,128)	(110,066)

Net (decrease) increase in cash and cash equivalents	$(67,231)	$425,368

Cash and cash equivalents, beginning of period	$775,693	$350,325

Cash and cash equivalents, end of period	$708,462	$775,693

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the possibility that the acquisition of Indevus is not complementary to Endo; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk including auction-rate securities the market for which is currently illiquid; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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